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                                   EXHIBIT 5.1

                     [LETTERHEAD OF KELLY LYTTON & VANN LLP]


                                 June 21, 2002

J2 Communications
10850 Wilshire Boulevard
Suite 1000
Los Angeles, California 90024

Ladies/Gentlemen:

        At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by J2 Communications, a California corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 1,500,000 shares of Common Stock, no par value per share (the "Shares"), of the Company issuable pursuant to the Company's Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan (the "Plan").

        We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                                    Respectfully submitted,



                                    KELLY LYTTON & VANN LLP